Exhibit 99.1

CONTACT: Mark Spencer 847.585.3802 mdspencer@careered.com

Accrediting Agency Lifts ‘Show-Cause’ on All Career Education Corporation Schools

Four Schools placed on Probation

Schaumburg, Ill., May 7, 2012 – Career Education Corporation (“CEC”) (NASDAQ:CECO) today announced that the Accrediting Council for Independent Colleges and Schools (“ACICS”) removed its show-cause directive on all 71 CEC campuses accredited by ACICS. The directive related to the determination of past job placement rates at the institutions. As a result of this ACICS review, four CEC campuses were placed on probation.

“We appreciate the thorough review conducted by ACICS,” CEC President, Chairman and CEO Steven H. Lesnik said. “We are certainly pleased that the show-cause directive was entirely lifted. At the same time, the actions show while we have made great strides, there is more work to be done. We have a laser-like focus on activities and services designed to produce outcomes consistent with the high standards we share with ACICS. Importantly, this decision releases us to pursue ACICS approval for modifications to our schools’ academic programs and curricula to ensure that our graduates are prepared to meet the rapidly changing demands of today’s and tomorrow’s workplace.”

ACICS vacated the show-cause directive in action taken at its April 20, 2012 meeting. The directive related to the adequacy of the administrative practices around internal determination of placement rates. With concerns about CEC’s processes addressed, ACICS revisited the number of past placements achieved by each of CEC’s ACICS-accredited institutions. As a result, three healthcare schools – Sanford-Brown Colleges in Indianapolis and Milwaukee, and Sanford-Brown Institute in Landover (Md.) – and the online campus of the International Academy of Design and Technology were placed on probation status due to reporting placement rates at or below 40% for the period from July 1, 2010, through June 30, 2011. Twenty-four schools were subjected to additional oversight, as well.

Campuses on probation remain fully accredited. An institution must demonstrate to ACICS that the conditions that led to the probation have been corrected before probation will be lifted, in this case meaning an increase in placement rates to a level acceptable to ACICS.

CEC has already taken a number of steps to improve student job placement results as well as the reporting of those results, including:

•	Adding considerable Career Services personnel;

•	Providing Career Services staff with new software to track job applications and interviews for students and graduates;

•	Reaching new agreements with career search providers, empowering Career Services staff and students with improved online resources; and

•	Engaging in enhanced dialog with businesses to develop relationships and determine what job openings they may have for our graduates.

CEC remains committed to providing high quality education to its students, as well as robust career services support to assist graduates in finding employment in today’s job market.

For additional information about the results of the ACICS review, please see CEC’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse student population of more than 90,000 students across the world in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. The more than 90 campuses that serve these students are located throughout the United States and in France, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

CEC is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools; International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as “will,” “anticipate,” “believe,” “plan,” “expect,” “intend,” “pursue,” “typically,” “potential” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to us and are subject to various assumptions, risks, uncertainties and other factors that could cause our results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, we undertake no obligation to update or revise such factors or any of the forward-looking statements contained herein to reflect future events, developments or changed circumstances, or for any other reason. These risks and uncertainties, the outcomes of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: changes in enrollment and student mix; our continued compliance with and eligibility to participate in Title IV Programs under the Higher Education Act and the regulations thereunder (including the “90-10 Rule” and gainful employment regulations), as well as regional accreditation standards and state regulatory requirements; our ability to obtain accrediting agency approvals for existing or new programs and to successfully defend litigation and other claims brought against us; rulemaking by the U.S. Department of Education and increased focus by the U.S. Congress and governmental agencies on for-profit education institutions; and changes in the overall U.S. or global economy. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its subsequent filings with the Securities and Exchange Commission.

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